Exhibit 10.1

EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT

EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT (“Agreement”) made and entered into as of this 1st day of March, 2006 by and between RICHARDSON ELECTRONICS, LTD., a Delaware corporation with its principal place of business located at 40W267 Keslinger Road, P.O. Box 393, LaFox, IL 60147-0393 (the “Employer”), and ARTHUR R. BUCKLAND, an individual whose current residence address is 263 Elm Street, Concord, MA 01742-2215 (“Executive”).

RECITALS

WHEREAS, the Employer desires to employ Executive as its President and Chief Operating Officer and appoint him as a Director, upon the terms and conditions stated herein; and

WHEREAS, Executive desires to be so employed and appointed by the Employer at the salary and benefits provided for herein; and

WHEREAS, the Employer acknowledges Executive’s special knowledge and expertise and desires to obtain the benefit of such knowledge and expertise; and

WHEREAS, the Employer desires to provide financial incentives to Executive that reward Executive for excellent performance; and

WHEREAS, Executive acknowledges and understands that during the course of his employment, Executive has and will become familiar with certain confidential information of the Employer which provides Employer with a competitive advantage in the marketplace in which it competes, is exceptionally valuable to the Employer, and is vital to the success of the Employer’s business; and

WHEREAS, the Employer and Executive desire to protect such confidential information from disclosure to third parties or its use to the detriment of the Employer; and

WHEREAS, the Executive acknowledges that the likelihood of disclosure of such confidential information would be substantially reduced, and that legitimate business interests of the Employer would be protected, if Executive refrains from competing with the Employer and from soliciting its customers and employees during and following the term of the Agreement, and Executive is willing to covenant that he will refrain from such actions;

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

ARTICLE ONE

NATURE AND TERM OF EMPLOYMENT

1.01 Employment. The Employer hereby agrees to employ Executive and Executive hereby accepts employment as the Employer’s President and Chief Operating Officer, based upon his appointment to these positions by the Employer’s Board of Directors. The Employer further agrees that it shall nominate Executive as a member of the Employer’s Board of Directors and has done so with the Executive having been appointed to the Board of Directors by resolution of the Board of Directors effective January 20, 2006, to serve in such office until the Employer’s annual meeting of shareholders, subject to his earlier removal, resignation or death. While the Employer employs the Executive, it will annually nominate Executive as a member of its Board of Directors.

1.02 Term of Employment. Executive’s employment pursuant to this Agreement shall be effective as of January 20, 2006 and, subject to the other provisions of this Agreement, the term of such employment (the “Employment Term”) shall continue indefinitely on an “at will” basis.

1.03 Duties. Executive shall perform such managerial duties and responsibilities appropriate to his position as President and Chief Operating Officer as may be assigned by the Chairman of the Board and/or the CEO and Executive will adhere to the policies and procedures of the Employer, including, without limitation, its Code of Conduct, and will follow the supervision and direction of Employer’s Chairman of the Board and/or CEO in the performance of such duties and responsibilities. Executive agrees to devote his full working time, attention and energies to the diligent and satisfactory performance of his duties hereunder and to developing and improving the business and best interests of the Company, except that Executive may devote a reasonable amount of time to civic matters, to his service on the Boards of Directors of up to three organizations (including on the Board of Directors of Valde), and to other similar responsibilities, as long as these activities do not interfere with the performance of his job responsibilities. Executive will not, during the Employment Term or during any period during which Executive is receiving payments pursuant to Article 2 and/or Section 5.06, engage in any activity which would have, or reasonably be expected to have, an adverse affect on the Employer’s reputation, goodwill or business relationships or which would result, or reasonably be expected to result, in economic harm to the Employer.

ARTICLE TWO

COMPENSATION AND BENEFITS

For all services to be rendered by Executive in any capacity hereunder (including as an officer, director, committee member or otherwise of the Employer or any parent or subsidiary thereof or any division of any thereof) on behalf of the Employer, the Employer agrees to pay Executive so long as he is employed hereunder, and the Executive agrees to accept, the compensation set forth below.

2.01 Base Salary. During the term of Executive’s employment hereunder, the Employer shall pay to Executive an annual base salary (“Base Salary”) at the rate of Four Hundred Eighty Thousand and 00/100 Dollars ($480,000), payable in installments as are customary under the Employer’s payroll practices from time to time. The Employer at its sole discretion may, but is not required to, review and adjust the Executive’s Base Salary from year to year; provided, however, that, except as may be expressly consented otherwise in writing by Executive, Employer may not decrease Executive’s Base Salary. No additional compensation shall be payable to Executive by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise.

2.02 Incentive Plan. During the term of the Executive’s employment hereunder, the Executive shall be a participant in the Corporate Incentive Plan, as modified from time to time (the “Annual Incentive Plan”) and paid a bonus (“Bonus”) pursuant thereto. The Executive’s “target bonus percentage” for purposes of the Annual Incentive Plan shall be fifty percent (50%). Notwithstanding the specific terms of the Annual Incentive Plan, $120,000 of this bonus is guaranteed for the first full 12 calendar months of Executive’s employment, measured from and including February 1, 2006. Except with respect to the first 12 months of employment, measured in full calendar months, such Bonus shall be determined and paid strictly in accordance with the Annual Incentive Plan as modified or reduced by Employer at its discretion, and for any partial fiscal year, the Bonus shall be computed and paid only for the portion of the fiscal year Executive is employed hereunder. A copy of the fiscal year 2006 Annual Incentive Plan is attached as Exhibit A.

2.03 Auto Allowance and Vacation. During the term of the Executive’s employment hereunder, the Executive shall be paid an auto allowance in accordance with Employer’s auto plan for executives as in effect from time to time, which currently provides for a payment of $1,000 per month. Executive shall be entitled to vacation in accordance with Employer’s vacation policy in effect from time to time; provided, that, notwithstanding anything to the contrary in such policy, Executive shall be eligible for four weeks vacation per year.

2.04 Initial Stock Options. On the commencement date of Executive’s employment under this agreement he will be granted a Stock Option under Employer’s Incentive Compensation Plan for 50,000 shares with an exercise price equal to the closing price of the Employer’s Common Stock, as reported by NASDAQ on the date of commencement of employment under this Agreement that will vest in three equal annual installments over three years.

2.05 Other Benefits. Employer will provide Executive such benefits (other than bonus, auto allowance, severance, vacation and cash incentive compensation benefits) as are generally provided by the Employer to its other employees, including but not limited to, health/major medical insurance, dental insurance, disability insurance, life insurance, sick days, the Richardson Electronics, Ltd. Employees Stock Ownership Plan, the Employees Profit Sharing Plan and Trust Agreement, the Richardson Electronics, Ltd. Flexible Benefits Plan, and other employee benefits (collectively “Other Benefits”), all in accordance with the terms and conditions of the applicable plans providing Other Benefits as in effect from time to time. Nothing in this Agreement shall require the Employer to maintain any benefit plan, nor prohibit the Employer from modifying any such plan as it sees fit from time to time. It is only intended that Executive shall be entitled to participate in any such plan offered for which he may qualify under the terms of any such plan as it may from time to time exist, in accordance with the terms thereof.

Employer shall reimburse Executive for the monthly premiums his wife and son incur for their medical and dental insurance for the 30 day waiting period from the date employment commences at which time Executive becomes eligible under the health/major medical and dental insurance under Employer’s applicable Plans.

So the Executive is able to perform his duties effectively while traveling internationally, Executive shall be entitled to fly business class on all international flights.

2.06 Disability. Any compensation Executive receives under any disability benefit plan provided by Employer during any period of disability, injury or illness shall be in lieu of the compensation which Executive would otherwise receive under Article Two during such period of disability, injury or sickness.

2.07 Withholding. All salary, bonus and other payments described in this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

2.08 Relocation. The Employer will provide the Executive with the benefits set forth in the Employer’s New Employee Relocation Expenses policy.

Until the date of his relocation, the Executive will be provided with an office in the Employer’s Marlborough, Massachusetts location; and, in addition, Employer will provide support from its IS Department in order to permit Executive to connect to Employer’s network from his Massachusetts home office in a manner consistent with corporate IS standards.

The Executive shall not be required to reimburse the Employer for relocation expenses incurred if his employment is terminated within two (2) years from his date of hire and will not, consequently, be required to sign the Employer’s Employee Relocation Reimbursement Form.

2.09. Indemnification. Executive shall be indemnified by Employer to the extent set forth in the Employer’s By-Laws and subject to applicable law.

ARTICLE THREE

CONFIDENTIAL INFORMATION

RECORDS AND

REPUTATION

3.01 Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) to which Executive receives or has received access or develops or has developed in whole or in part as a direct or indirect result of his employment with Employer or through the use of any of Employer’s facilities or resources:

(1)	Marketing techniques, practices, methods, plans, systems, and processes; purchasing information; price lists; pricing policies; quoting procedures; financial information; customer names, contacts and requirements; customer information and data; product information; supplier names, contacts and capabilities; supplier information and data; and other materials or information relating to the manner in which Employer, its customers and/or suppliers do business;

(2)	Discoveries, concepts and ideas, whether patentable or not, or copyrightable or not, including without limitation the nature and results of research and development activities, processes, formulas, techniques, “know-how,” designs, drawings and specifications;

(3)	Any other materials or information related to the business or activities of Employer which are not generally known to others engaged in similar businesses or activities or which could not be gathered or obtained without significant expenditure of time, effort and money; and

(4)	All inventions and ideas that are derived from or relate to Executive’s access to or knowledge of any of the above enumerated materials and information.

The Confidential Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known or generally utilized by others engaged in the same business or activities in the course of which Employer utilized, developed or otherwise acquired such information or materials and which Executive has gathered or obtained (other than on behalf of the Employer) prior to or after termination of his employment with the Employer from such other public sources by his own expenditure of significant time, effort and money prior to or after termination of his employment with the Employer. Failure to mark any of the Confidential Information as confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement.

3.02 Ownership of Confidential Information. Executive agrees that the Confidential Information is and shall at all times remain the sole and exclusive property of Employer. Executive agrees immediately to disclose to Employer all Confidential Information developed in whole or part by him during the term of his employment with Employer and to assign to Employer any right, title or interest he may have in such Confidential Information.

Without limiting the generality of the foregoing, every invention, improvement, product, process, apparatus, or design which Executive may take, make, devise or conceive, individually or jointly with others, during the period of his employment by the Employer, whether during business hours or otherwise, which relates in any manner to the business of the Employer either now or at any time during the period of his employment), or which may be related to the Employer in connection with its business (hereinafter collectively referred to as “Invention”) shall belong to and be the exclusive property of the Employer and Executive will make full and prompt disclosure to the Employer of every Invention. Executive will assign to the Employer, or its nominee, every Invention and Executive will execute all assignments and other instruments or documents and do all other things necessary and proper to confirm the Employer’s right and title in and to every Invention; and Executive will perform all proper acts within his power necessary or desired by the Employer to obtain letters patent in the name of the Employer (at the Employer’s expense) for every Invention in whatever countries the Employer may desire, without payment by the Employer to Executive of any royalty, license fee, price or additional compensation.

3.03. Non Disclosure of Confidential Information. Except as required in the faithful performance of Executive’s duties hereunder (or as required by law), during the term of his employment with Employer and for a period after the termination of such employment until the Confidential Information no longer meets the definition set forth above of Confidential Information with respect to Executive, Executive agrees not to directly or indirectly reveal, report, publish, disseminate, disclose or transfer any of the Confidential Information to any person or entity, or utilize for himself or any other person or entity any of the Confidential Information for any purpose (including, without limitation, in the solicitation of existing Employer customers or suppliers), except in the course of performing duties assigned to him by Employer. Executive further agrees to use his best endeavors to prevent the use for himself or others, or dissemination, publication, revealing, reporting or disclosure of, any Confidential Information.

3.04 Protection of Reputation. Executive agrees that he will at no time, either during his employment with the Employer or at any time after termination of such employment, engage in conduct which injures, harms, corrupts, demeans, defames, disparages, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Employer, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents, or the services provided by the Employer or the products sold by the Employer, or its other properties or assets, including, without limitation, its computer systems hardware and software and its data or the integrity and accuracy thereof. Notwithstanding the foregoing, nothing in this Section 3.04 shall prohibit the Executive from engaging in lawful competition with Employer upon the expiration of the period set forth in Article Four and nothing herein shall prevent Executive from making good faith allegations, responses, answers, affidavits, testimony or other statements in connection with any litigation between the parties.

Employer agrees that at no time, either during the Executive’s employment with the Employer or at any time after termination of such employment, will its senior management make any statements which harm or diminish in any way the Executive’s reputation; provided that, nothing herein shall prevent Employer from issuing statements or making filings in connection with applicable laws, rules and regulations as it deems appropriate for such compliance; and nothing herein shall prevent Employer from making good faith allegations, responses, answers, affidavits, testimony or other statements in connection with any litigation between the parties.

3.05 Records and Use of Employer Facilities. All notes, data, reference materials, memoranda and records, including, without limitation, data on the Employer’s computer system, computer reports, products, customers and suppliers lists and copies of invoices, in any way relating to any of the Confidential Information or Employer’s business (in whatever form existing, including, without limit, electronic) shall belong exclusively to Employer, and Executive agrees to maintain them in a manner so as to secure their confidentiality and to turn over to Employer all copies of such materials (in whole or in part) in his possession or control at the request of Employer or, in the absence of such a request, upon the termination of Executive’s employment with Employer. Upon termination of Executive’s employment with Employer, Executive shall immediately refrain from seeking access to Employer’s (a) telephonic voice mail, E-mail or message systems, (b) computer system and (c) computer data bases and software. The foregoing shall not prohibit Executive from using Employer’s public Internet (not intranet) site.

ARTICLE FOUR

NON-COMPETE AND NON-SOLICITATION COVENANTS

4.01 Non-Competition and Non-Solicitation. Executive acknowledges that it may be very difficult for him to avoid using or disclosing the Confidential Information in violation of Article Three above in the event that he is employed by any person or entity other than the Employer in a capacity similar or related to the capacity in which he is employed by the Employer to the extent that such person or entity distributes or provides design-in support, systems integration, and proto-type design and manufacturing with respect to electronic components, custom displays, electron tubes, or security systems or such other business as Employer may enter or plan to enter prior to termination of Executive. Accordingly, Executive agrees that he will not, during the term of employment with Employer and for a period of one (1) year after the termination of such employment, irrespective of the time, manner or cause of such termination, directly or indirectly (whether or not for compensation or profit):

(1)	Engage in any business activity that is competitive with the services or products provided by the Employer, or being actively evaluated or planned to be offered by Employer, at the time the Executive’s employment is terminated (a “Prohibited Business Activity”); or

(2)	Participate as an officer, director, creditor, promoter, proprietor, associate, agent, employee, partner, consultant, sales representative or otherwise; or promote or assist, financially or otherwise, or directly or indirectly own any interest in any person or entity involved in any Prohibited Business Activity; or

(3)	Canvas, call upon, solicit, entice, persuade, induce, respond to, or otherwise deal with, directly or indirectly, any individual or entity which, during Executive’s term of employment with the Employer, was or is a customer or supplier, or proposed customer or supplier, of the Employer whom Executive called upon or dealt with, or whose account Executive supervised, for any of the following purposes:

(a)	to purchase (with respect to customers) or to sell (with respect to suppliers) products of the types or kinds sold by the Employer or which could be substituted for (including, but not limited to, rebuilt products), or which serve the same purpose or function as, products sold by the Employer (all of which products are herein sometimes referred to, jointly and severally, as “Prohibited Products”), or

(b)	to request or advise any such customer or supplier to withdraw, curtail or cancel its business with the Employer; or

(4)	For himself or for or through any other individual or entity call upon, solicit, entice, persuade, induce or offer any individual who, during Executive’s term of employment with the Employer, was an employee or sales representative or distributor of the Employer, employment by, or representation as sales agent or distributor for, any one other than the Employer, or request or advise any such employee or sales agent or distributor to cease employment with or representation of the Employer, and Executive shall not approach, respond to, or otherwise deal with any such employee or sales representative or distributor of Employer for any such purpose, or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

4.02 Obligation Independent Each obligation of each subparagraph and provision of Section 4.01 shall be independent of any obligation under any other subparagraph or provision hereof or thereof.

4.03 Public Stock Nothing in Section 4.01, however, shall prohibit Executive from owning (directly or indirectly through a parent, spouse, child or other relative or person living in the same household with Executive or any of the foregoing), as a passive investment, up to 1% of the issued and outstanding shares of any class of stock of any publicly traded company, with the exception of IXYS (NASDAQ:SYXI).

4.04 Business Limitation If, at the termination of Executive’s employment and for the entire period of twelve (12) months prior thereto his duties and responsibilities are limited by the Employer so that he is specifically assigned to, or responsible for, one or more divisions, subsidiaries or business units of the Employer, then subparagraphs (1) through (3) of Section 4.01 shall apply only to any business which competes with the business of such divisions, subsidiaries or business units.

4.05 Area Limitation If at the termination of Executive’s employment and for the entire period of twelve (12) months prior thereto he has responsibility for only a designated geographic area, then subparagraphs (1) through (3) of Section 4.01 shall apply only within such area.

ARTICLE FIVE

TERMINATION

5.01 Termination by Employer for Cause. The Employer shall have the right to terminate Executive’s employment at any time for “cause.” Prior to such termination, the Employer shall provide Executive with written notification of any and all allegations constituting “cause” and the Executive shall be given ten (10) working days after receipt of such written notification to respond to those allegations in writing. Upon receipt of the Executive’s response, the Employer shall meet with the Executive to discuss the allegations.

For purposes hereof, “cause” shall mean (i) an act or acts of personal dishonesty taken by the Executive and intended to result in personal enrichment of the Executive, (ii) material violations by the Executive of the Executive’s obligations or duties under, or any terms of, this Agreement, which are not remedied in a reasonable period (not to exceed ten (10) working days) after receipt of written notice thereof from the Employer, (iii) any violation by the Executive of any of the provisions of Articles Three or Four, or (iv) Executive being charged, indicted or convicted (by trial, guilty or no contest plea or otherwise) of (a) a felony, (b) any other crime involving moral turpitude, or (c) any violation of law which would impair the ability of the Employer or any affiliate to obtain any license or authority to do any business deemed necessary or desirable for the conduct of its actual or proposed business.

5.02 Termination by Employer Because of Executive’s Disability, Injury or Illness. The Employer shall have the right to terminate Executive’s employment if Executive is unable to perform the duties assigned to him by the Employer because of Executive’s disability, injury or illness, provided however, such inability must have existed for a total of one hundred eighty (180) consecutive days before such termination can be made effective. Any compensation Executive receives under any disability benefit plan provided by Employer during any period of disability, injury or illness shall be in lieu of the compensation which Executive would otherwise receive under Article Two during such period of disability, injury or sickness.

5.03 Termination as a Result of Executive’s Death. The obligations of the Employer to Executive pursuant to this Agreement shall automatically terminate upon Executive’s death.

5.04 Termination by Employer for any Other Reason. The Employer shall have the right to terminate Executive’s employment at any time for any other reason upon fifteen (15) working days written notice to Executive.

5.05 Termination by Executive.

(a) Subject to the provisions of Articles Three and Four above, Executive may terminate his employment by the Employer at any time by fifteen (15) working days prior written notice to Employer. In such event Employer may elect to terminate the employment at any time after receipt of the notice.

(b) In addition, the Executive may, upon fifteen (15) working days’ written notice to Employer, provided within 30 days of an event constituting Good Reason (except that such notice shall be within 60 days of a Change of Control or Change of Capital Structure), terminate his employment for Good Reason. “Good Reason” shall mean (a) the assignment of any duties materially inconsistent with the Executive’s position as the President and Chief Operating Officer of Employer or any other action by Employer which results in a material diminution in the Executive’s position, authority, duties, or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer within ten (10) working days after receipt of written notice thereof; (b) any failure by the Employer to materially comply with any of the provisions of this agreement other than an insubstantial failure not occurring in bad faith and which is remedied by the Employer within ten (10) working days after receipt of written notice thereof; (c) the Employer requiring the Executive to be based in any office or location other than within a radius of 25 miles of LaFox, Illinois; (d) any express requirement by the Employer that the Executive engage in any unethical or illegal activity; and (e); any Change of Control or Change of Capital Structure as defined below in section 5.05(c).

(c) Change of Control or Change of Capital Structure shall mean (1) the sale of all or substantially all of the assets of the Employer; (2) any one person, one entity, or one group (as defined in Rule 13d-5(b)(1) of the Securities Exchange Act) other than the Employer or Edward Richardson, becomes a beneficial owner directly or indirectly of securities representing 50% or more of the total number of shares; or (3) within 90 days after a tender offer or exchange offer for voting securities of the Employer (other than by the Employer), the individuals who were directors of the Employer immediately prior to such offer no longer constitute a majority of the board.

5.06 Compensation on Termination. If Executive’s employment is terminated under Sections 5.01, 5.02 or 5.03 above, the Employer’s obligation to pay Executive’s Base Salary, Auto Allowance and Bonus pursuant to the Annual Incentive Plan shall cease on the date on which the termination of employment occurs and shall be prorated and accrued to the date of termination. Employer’s obligations and Executive’s rights with respect to Stock Awards, Options and Other Benefits shall be governed by the provisions of the plans under which they are granted.

If Executive’s employment is terminated under Section 5.04 or if the Executive terminates his employment for Good Reason under Section 5.05 (b), the Employer shall be obligated to pay to Executive an amount equal to his then current annual Base Salary and Auto Allowance and Bonus earned by Executive for the twelve-month period ending on the date of termination of employment, which amount may be paid by Employer in substantially equal installments over the period of twelve (12) months after the date on which Executive’s employment is so terminated on the dates Employer would normally pay its employees.

Employer’s obligations and Executive’s rights with respect to Stock Awards, Options and Other Benefits shall be governed by the provisions of the plans under which they are granted and paid or provided to the date on which Executive’s employment is so terminated. During the time Employer makes such payments, Executive shall provide such assistance and time as may reasonably be required by Employer to effect a smooth transition to the employee(s) assuming Executive’s duties and responsibilities.

If Executive’s employment is terminated under Section 5.05 (a) (for other than Good Reason), subject to its rights as specified in Section 1.02, (a) the Employer shall be obligated to continue to pay to Executive his then current Base Salary accrued up to and including the date on which Executive’s employment is so terminated, (b) the Employer shall continue to pay Auto Allowance and Bonus, in accordance with the terms of the Annual Incentive Plan under which it is then being paid, accrued up to and including the date on which Executive’s employment is terminated under such Section, and (c) Employer’s obligations and Executive’s rights with respect to Stock Awards, Options and Other Benefits shall be governed by the provisions of the plans under which they are granted and paid or provided to the date on which Executive’s employment is so terminated.

ARTICLE SIX

REMEDIES

6.01 Executive acknowledges that the restrictions contained in this Agreement will not prevent him from obtaining such other gainful employment he may desire to obtain or cause him any undue hardship and are reasonable and necessary in order to protect the legitimate interests of employer and that violation thereof would result in irreparable injury to Employer. Executive therefore acknowledges and agrees that in the event of a breach or threatened breach by Executive of the provisions of Article Three or Article Four or Section 1.03, Employer shall be entitled to an injunction restraining Executive from such breach or threatened breach and Executive shall lose all rights to receive any payments under Section 5.06. Nothing herein shall be construed as prohibiting or limiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach; the rights hereinabove mentioned being in addition to and not in substitution of such other rights and remedies. The period of restriction specified in Article Four shall abate during the time of any violation thereof, and the portion of such period remaining at the commencement of the violation shall begin to run until the violation is cured.

6.02 Survival. The provisions of this Article Six and of Articles Three and Four shall survive the termination or expiration of this Agreement.

ARTICLE SEVEN

MISCELLANEOUS

7.01 Assignment. Executive and Employer acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the rights and obligations of the Employer under this Agreement may be assigned or transferred pursuant to a sale of the business, merger, consolidation, share exchange, sale of substantially all of the Employer’s assets or of the business unit or division for which Executive is performing services, or other reorganization described in Section 368 of the Code, or through liquidation, dissolution or otherwise, whether or not the Employer is the continuing entity, provided that the assignee, or transferee is the successor to all or substantially all of the assets of the Employer or of the business unit or division for which Executive is performing services and such assignee or transferee assumes the rights and duties of the Employer, if any, as contained in this Agreement, either contractually or as a matter of law.

7.02 Severability. Should any of Executive’s obligations under this Agreement or the application of the terms or provisions of this Agreement to any person or circumstances, to any extent, be found illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain enforceable in accordance with their terms, or the application of such terms or provisions to persons or circumstances other than those to which it is held illegal, invalid or unenforceable. Despite the preceding sentence, should any of Executive’s obligations under this Agreement be found illegal, invalid or unenforceable because it is too broad with respect to duration, geographical or other scope, or subject matter, such obligation shall be deemed and construed to be reduced to the maximum duration, geographical or other scope, and subject matter allowable under applicable law.

The covenants of Executive in Articles Three and Four and each subparagraph of Section 4.01 are of the essence of this Agreement; they shall be construed as independent of any other provision of this Agreement; and the existence of any claim or cause of action of Executive against the Employer, whether predicated on the Agreement or otherwise shall not constitute a defense to enforcement by the Employer of any of these covenants. The covenants of Executive shall be applicable irrespective of whether termination of employment hereunder shall be by the Employer or by Executive, whether voluntary or involuntary, or whether for cause or without cause.

7.03 Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known addresses. The address of any party may be changed by notice in writing to the other parties duly served in accordance herewith.

7.04 Waiver. The waiver by the Employer or Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof. Failure by any party to claim any breach or violation of any provision of this Agreement shall not constitute a precedent or be construed as a waiver of any subsequent breaches hereof.

7.05 Continuing Obligation. The obligations, duties and liabilities of Executive pursuant to Articles Three and Four of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided herein and survive the termination of this Agreement.

7.06 No Conflicting Obligations or Use. Employer does not desire to acquire from Executive any secret or confidential know-how or information which he may have acquired from others nor does it wish to cause a breach of any non compete or similar agreement to which Executive may be subject. Executive represents and warrants that (i) other than for this Agreement, he is not subject to or bound by any confidentiality agreement or non disclosure or non compete agreement or any other agreement having a similar intent, effect or purpose that is applicable to the Employer’s business, and (ii) he is free to use and divulge to Employer, without any obligation to or violation of any right of others, any and all information, data, plans, ideas, concepts, practices or techniques which he will use, describe, demonstrate, divulge, or in any other manner make known to Employer during the performance of services.

7.07 Attorneys Fees. In the event that Executive has been found to have violated any of the terms of Articles Three or Four of this Agreement in any material respect either after a preliminary injunction hearing or a trial on the merits or otherwise, Executive shall pay to the Employer the Employer’s costs and expenses, including attorneys fees, in enforcing the terms of Articles Three or Four of this Agreement. In the event that Employer has been found to have violated any of the terms of this Agreement in any material respect either after a preliminary injunction hearing or a trial on the merits or otherwise, Employer shall pay to the Executive the Executive’s costs and expenses, including attorneys’ fees, in enforcing the terms of this Agreement.

7.08 Advise New Employers. During Executive’s employment with the Employer and for one (1) year thereafter, Executive will communicate the contents of Articles Three and Four to any individual or entity which Executive intends to be employed by, associated with, or represent which is engaged in a business which is competitive to the business of Employer.

7.09 Complete Agreement. This Agreement is the complete agreement of the parties on or in any way related to Executive’s employment by Employer and supersedes and cancels all prior agreements and understandings between them. This Agreement may be changed only by a written agreement signed by both parties.

7.10 Captions. The captions of Articles and Sections this Agreement are inserted for convenience only and are not to be construed as forming a part of this Agreement.

7.11 Compliance with Internal Revenue Code Section 409A.

(1) This Section 7.11 is intended to enable this Agreement to satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent this Agreement is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1). Accordingly, when this Section 7.11 applies, in the event of any conflict between a provision of this Section 7.11 and any other provision of this Agreement, the provision of this Section 7.11 shall be controlling. Any reference in this Section 7.11 to Code Section 409A, including references to its subsections, is intended to include the regulations (including proposed regulations issued before final regulations) and other official guidance of the Department of the Treasury and the Internal Revenue Service as to Code Section 409A. This Agreement shall be considered a nonqualified deferred compensation plan to the extent that it provides “compensation deferred” for purposes of Section 409A, meaning, as to the Executive, a legally-binding right of his during a taxable year to compensation (including taxable non-cash benefits) that has not been actually or constructively received and included in gross income, and that, pursuant to the terms of this Agreement, is payable to (or on behalf of) him in a later year.

(2) To the extent any payment or other benefit required under this Agreement represents compensation deferred for purposes of Code Section 409A, no such payment or other benefit shall be distributed to the Executive earlier than:

(a)	His “separation from service” with the Employer, as such term is interpreted in regulations under Section 409A;

(b)	The date he becomes “disabled” (as hereinafter defined); or

(c)	His death.

For purposes of this Section 7.11(2), the Executive shall be considered “disabled” if (i) he is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than twelve (12) months; or (ii) he is, by reason of any medically-determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Alternatively, the Executive shall be considered “disabled” if he has been determined to be totally disabled by the Social Security Administration.

(3) The time or schedule of any payment or other benefit required under this Agreement which represents compensation deferred for purposes of Code Section 409A shall not be accelerated, except as may be permitted under regulations under Section 409A.

(4) If the Executive is entitled to a payment or other benefit that represents compensation deferred for purposes of Section 409A on account of his separation from service with the Employer, no such payment shall be made, and no such other benefit shall be provided, during a period beginning with the date of his separation from service and ending on the earlier of (i) the last day of the sixth month following his separation from service; or (ii) in the event of the Executive’s death following his separation from service, the date of his death (the “Delay Period”). Any payments not paid, and any other benefits not provided, during the Delay Period shall be accumulated and paid as soon as practicable following the Delay Period, but in any event within ten (10) days following the Delay Period.

(5) For purposes of this Section 7.11, “compensation deferred” shall not include any payment or other benefit that is actually or constructively received by the Executive by the later of (i) the 15th day of the third month following his first taxable year in which the amount is no longer subject to a “substantial risk of forfeiture,” as such term is interpreted in regulations under Section 409A or (ii) the 15th day of the third month following the end of the Employer’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture. An amount that is never subject to a substantial risk of forfeiture shall be considered to be no longer subject to a substantial risk of forfeiture on the first date the Executive has a legally-binding right to such amount.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND FULLY UNDERSTANDS EACH AND EVERY PROVISION OF THE FOREGOING AND DOES HEREBY ACCEPT AND AGREE TO THE SAME.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE	EMPLOYER

/s/ Arthur R. Buckland	By:	/s/ Edward J. Richardson
Arthur R. Buckland		Edward J. Richardson, Chairman and CEO

EXHIBIT A

ANNUAL INCENTIVE PLAN

Richardson Electronics, Ltd.

Corporate Bonus Plan - Level A

FY06

This Plan is established to award bonuses to eligible participants based on Corporate results and the individual’s contribution to those results in a particular area of accountability. The Plan is described under the following sections:

Eligible Participants

Award Components

Bonus Opportunity

Bonus Calculation

Eligible Participants

Eligible participants include key officer positions who are recommended and approved by the COO or CEO. The participant must be employed on the date that bonus payments are made.

Officer positions eligible for participation include:

Finance

Human Resources

Information Systems

Legal

Marketing Operations

Logistics

Administration

Award Components

1.	Overall Corporate Performance: Participants will be measured in part by REL’s overall performance. Except for fiscal year 2006, this will be expressed in terms of Earnings Per Share for Officers, as established annually by the CEO. For fiscal year 2006, the Corporate Performance component will be measured in the same manner as the Individual Performance component. For fiscal year 2007, the Corporate Performance component will be measured against benchmarks to be agreed upon between Executive and the Chairman of the Board/CEO in line with the restructuring plan as may be approved by the Board of Directors at its April 2006 meeting (or any adjournment thereof). The Corporation’s EPS target for FY07 is to be established and announced hereafter.

2.	Individual Performance: A portion of each participant’s bonus award will be determined by personal accomplishment against objectives established for the particular functional area of responsibility.

Performance objectives are to be established and agreed upon by the participant and the CEO. For fiscal year 2006, Executive’s individual performance goals shall include, but not be limited to, (1) the stock price is above $10 per share at the end of the fiscal year; (2) the Corporation’s working capital is reduced by 10%; and (3) the Corporation’s SG&A expenses are reduced below $30 million per quarter.

The individual performance bonus payment will be based on the manager’s evaluation of performance results as related to objectives completed during the year.

Bonus Opportunity

		Weighting
Position	Bonus as % of Base Salary	Corporate Results	Individual Performance
COO or Officer reporting directly to COO or CEO	50%	50%	50%

Bonus Calculation

For fiscal year 2006, 50% of the bonus opportunity is based on Corporate results as described under Award Components above. Except for fiscal year 2006, 50% of the bonus opportunity is based on Corporate results (EPS), paid quarterly, based on actual results achieved as a % of target EPS.

50% of the bonus opportunity is based on individual performance results, with one-third, representing fully satisfactory performance, paid quarterly.

When Corporate results and individual performance are fully appraised at year end, any bonus difference generated by this appraisal will be paid to the participant.

Except for the provisions in this Agreement with respect to the first 12 months of Executive’s employment, there is no guarantee that any portion of the bonus plan will be paid to the participant. All payments will be made solely on the basis of actual performance results.

Calculation Example: Opportunity of 50% of Base Salary

Award Components	Opportunity	Actual Result	Award as % of Base Salary
Corporate results	25%	100%	25.0%
Individual results	25%	90%	22.5%
Total bonus as % of base salary	50%		47.5%

Administration

The Plan is administered by the Senior Vice President, Human Resources.